Mirati Therapeutics Appoints Alan Sandler, M.D., as Executive Vice President and Chief Medical Officer, Shares Update to Executive Leadership Team
Charles M. Baum, M.D., Ph.D., President, Founder and head of R&D to retire 2Q 2023 following over a decade of Mirati leadership, driving corporate transformation
SAN DIEGO, Nov. 8, 2022 /PRNewswire/ -- Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced the appointment of Alan Sandler, M.D., to the position of executive vice president and chief medical officer. In his role, Dr. Sandler will provide leadership and direction over clinical development and operations, regulatory affairs, drug safety and asset development strategy and report to David Meek, chief executive officer. As part of the transition, Dr. James Christensen, executive vice president and chief scientific officer, will also report to Mr. Meek.
“We are thrilled to welcome Dr. Sandler to Mirati,” said Mr. Meek. “His extensive experience in drug development, including clinical development experience with adagrasib, will augment our executive leadership at this pivotal time for Mirati. We are fast approaching our first potential launch in the U.S. with adagrasib as well as other transformational milestones.”
Most recently, Dr. Sandler was president and global head of oncology for Zai Lab where he led global oncology development for the company. He joins Mirati with over 30 years of oncology and drug development experience across industry and academia. Previously, Dr. Sandler was the senior vice president and global head of oncology product development at Genentech, a member of the Roche Group. He has also held academic roles at Oregon Health and Science University, Indiana University and Vanderbilt University. Dr. Sandler holds a Doctor of Medicine degree from Rush Medical College and completed his training in internal medicine and a fellowship in medical oncology at Yale-New Haven Medical Center. He has published over 300 peer-reviewed publications including peer-reviewed articles, reviews, abstracts and book chapters.
“Mirati is rapidly ascending to leadership in targeted oncology. I am elated to be joining such an exceptionally talented team,” said Alan Sandler, M.D., executive vice president and chief medical officer, Mirati Therapeutics, Inc. “I look forward to bringing my decades of experience in clinical development to the company as Mirati looks to advance its impressive development portfolio.”
In addition, the Company announced that Dr. Charles M. Baum, M.D., Ph.D., president, founder and head of R&D will retire in the second quarter of 2023 after nearly 30 years of service to the biopharmaceutical industry.
Dr. Baum previously served as president and chief executive officer of the Company from 2012-2021. Under his leadership, Mirati transformed into a precision oncology company focused on advancing drug discovery and research and delivering novel therapeutics that target the genetic and immunologic drivers of cancer. Prior to joining Mirati, Dr. Baum held senior leadership roles at Pfizer and Schering-Plough. Dr. Baum’s career has also included academic and hospital positions at Stanford and Emory universities.
“Chuck has been a leader and a primary architect behind the impressive advancements and progress Mirati has made. We are grateful for his leadership, commitment and vision over the last decade, effectively founding Mirati and positioning us for success ahead of our potential first commercialized product,” said Mr. Meek. “We are fortunate to be in a position for Chuck and Alan to have a smooth transition. We are thrilled to be able to continue working with him in his future capacity as a strategic advisor and member of the Board of Directors.”

“The opportunity to recruit and work with such an accomplished team to develop several potentially best-in-class treatment options for patients with cancer has been the pinnacle of my career,” said Chuck Baum, M.D., Ph.D., founder, president and head of research and development, Mirati Therapeutics, Inc. “I look forward to continuing my involvement with Mirati as a member of the Board of Directors supporting and celebrating the company’s future success.”
Dr. Sandler and Dr. Baum will work closely together to ensure a smooth and efficient transition into the second quarter of 2023.

About Mirati Therapeutics, Inc.
Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet medical need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer.
For more information about Mirati Therapeutics, Inc., visit us at Mirati.com or follow us on Twitter and LinkedIn.

Forward Looking Statements
This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati's goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati's drug development pipeline, including without limitation adagrasib (selective KRASG12C inhibitor), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), and MRTX1133 (selective KRASG12D inhibitor), is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.
Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov). Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

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